Exhibit 99.2

***Portions of this exhibit have been omitted pursuant to a request for confidential treatment under

Rule 24b-2 of the Exchange Act. Redacted information has been filed separately with the Commission.

Date:	5 September 2023

To:	Green Bridge Investment Company SCS, a company incorporated under the laws of the Grand Duchy of Luxembourg as a société en commandite simple with its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) under number B277850 ("Counterparty" or "Party B") acting through Green Bridge Management SARL, (the "General Partner"), a company incorporated under the laws of the Grand Duchy of Luxembourg as a société à responsabilité limitée with its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) under number B277712.

Attention:	***

From:	MORGAN STANLEY BANK, N.A. ("Party A")

Re:	Confirmation of an equity collar transaction

Dear Sir or Madam

The purpose of this communication (this "Confirmation") is to confirm the terms and conditions of a series of Option Transactions (each an "Option Transaction" and together the "Transactions") entered into between Party A and Party B on the Trade Date specified below. This Confirmation as amended and supplemented from time to time constitutes a "Confirmation" as referred to in the Agreement specified below.

This Confirmation, together with the Transaction Supplement (defined below), evidences a complete and binding agreement between Party A and Party B as to the terms of the Transactions to which this Confirmation relates.

This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the "ISDA Form") as if you and we had executed on the Trade Date an agreement in such form with a Schedule that provides for the modifications and elections specified in Schedule 3 to this Confirmation (the "Master Agreement", and the Master Agreement together with this Confirmation (including the Transaction Supplement) which forms a part of the Master Agreement, the "Agreement").

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation.

In the event of any inconsistency between the provisions of the Agreement the following order of priority will apply for the purposes of the Transactions: (i) the Transaction Supplement, (ii) the Confirmation, (iii) the Equity Definitions, (iv) the Master Agreement and (v) the ISDA Form.

Each Transaction shall be an "Option Transaction" for the purposes of the Equity Definitions. The parties agree that each Option Transaction specified in the Transaction Supplement constitutes a single Transaction, separate from the other Option Transactions for the purposes of the Agreement.

Certain terms of the Transactions will be agreed between Party A and Party B on or prior to the Trade Date for such Transactions. These will be confirmed in a transaction supplement (the "Transaction Supplement"), which will comprise (i) an initial pricing supplement (the "Initial Pricing Supplement") substantially in the form of Schedule 1 (Form of Initial Pricing Supplement) which shall be completed and sent by Party A to Party B by email prior to 8:00 am in the United Kingdom on the proposed Trade Date and as soon as reasonably practicable after Party B has determined that the Initial Pricing Supplement correctly sets forth the terms of the agreement between the parties, countersigned and returned by Party B to Party A by email and (ii) a final pricing supplement (the "Final Pricing Supplement") substantially in the form of Schedule 2 (Form of Final Pricing Supplement) which shall be completed and sent by Party A to the Designated Persons by email as soon as reasonably practicable after the Scheduled Closing Time on the Exchange on the proposed Trade Date and, as soon as reasonably practicable after Party B has determined that the Final Pricing Supplement correctly sets forth the terms of the agreement between the parties, countersigned and returned by any Designated Person to Party A by email. The Initial Pricing Supplement and the Final Pricing Supplement together shall constitute the Transaction Supplement for the purposes of the Transactions.

For which purposes, "Designated Person" means each of the following: ***

Once executed by both parties, each of Part 1 of the Initial Pricing Supplement and Part 1 of the Final Pricing Supplement will supplement and form part of the Confirmation, provided that if either the Initial Pricing Supplement or the Final Pricing Supplement is not sent by Party A and countersigned and returned by Party B in the manner set out above prior to 9:30 pm in the United Kingdom on the proposed Trade Date, then:

(x)	no Transactions will be entered into on the proposed Trade Date;
(y)	any Initial Pricing Supplement and/or Final Pricing Supplement dated as of the proposed Trade Date shall have no effect (in the case of the Initial Pricing Supplement, irrespective of whether it has been countersigned by Counterparty); and
(z)	no amount (including any cost, losses, expenses or otherwise) shall be payable by either party pursuant to this Confirmation.

At any time following countersignature by Counterparty of the Final Pricing Supplement on the Trade Date the then current version of the Transaction Supplement, as amended in accordance with the terms of this Confirmation, (which shall in each case be the version most recently sent by Party A to Party B by email) will be binding on the parties absent manifest error. Party A or the Calculation Agent shall send to Party B by email an updated Transaction Supplement as soon as reasonably practicable following any adjustment or amendment to the terms of the Transactions made in accordance with the terms of this Confirmation

The Confirmation and the Transaction Supplement may be amended, modified, supplemented or varied from time to time in accordance with the terms of the Confirmation and otherwise by the agreement of Party A and Party B. At any time the then current version of the Confirmation and the Transaction Supplement will be binding on the parties absent manifest error.

On or about the date of this Confirmation (i) Party A and Counterparty are entering into a confirmation that confirms the terms of a share sale and purchase transaction in respect of a number of Shares on the terms set out in the SPA Confirmation (as defined below), (ii) MSIP and Counterparty are entering into a confirmation that confirms the terms of a contingent share sale and purchase transaction in respect of a number of Shares on the terms set out in the SPA Confirmation (Contingent) (as defined below), and (iii) Party A and Counterparty are entering into a confirmation of a series of option transactions in respect of a number of Shares on the terms set out in the Forward Confirmation (as defined below).

The following terms apply to the Transactions specified in the Transaction Supplement:

General Terms:
Trade Date:	As specified in the Final Pricing Supplement.
Number of Options:	In respect of each of the Put Option Transaction and Call Option Transaction comprising a Transaction Pair, the number of Put Options and Call Options specified in the Initial Pricing Supplement.
Option Entitlement:	One Share per Option
Transaction Pair:

Each Transaction Pair specified in the Initial Pricing Supplement.

A Transaction Pair shall comprise a Put Option Transaction and a Call Option Transaction, each of which have the same Expiration Date, Number of Options and are specified as a Transaction Pair in the Initial Pricing Supplement.

Buckets:	Each of the Transaction Pairs are allocated to a Bucket as set out in the Initial Pricing Supplement.
Call Option Style:	European.
Put Option Style:	European.
Shares:	The ordinary shares in the Issuer listed on the Exchange (Bloomberg Code: TEF SM <Equity>) with ISIN ES0178430E18.
Issuer:	TELEFÓNICA S.A. (Bloomberg ticker: TEF SM <Equity>).
Exchange:	The Sistema de Interconexión Bursátil Español (S.I.B.E.) (the automated quotation system of the Madrid, Barcelona, Bilbao and Valencia stock exchanges in Spain) (or its successor).
Related Exchange(s):	All Exchanges.
Initial Price:	An amount in EUR per Share equal to the official closing price per Share on the Exchange on the Trade Date as published by the Exchange, and as set out in the Final Pricing Supplement.
Premium:	Party B shall pay to Party A a net Premium of zero in respect of all Transactions on the second Currency Business Day following the Trade Date.
Deferred Fee Amount:	The amount in the Settlement Currency specified in the Final Pricing Supplement. Party B shall pay to Party A the Deferred Fee Amount on the Deferred Fee Payment Date
Deferred Fee Payment Date:	The earlier to occur of (i) one Settlement Cycle following the Expiration Date in respect of Transaction Pair 64 (as specified in the Initial Pricing Supplement) and (ii) if all Transactions are terminated or cancelled the date on which the Cancellation Amount or Close-out Amount (as applicable) is payable.
Terms applicable to each Put Option Transaction:
Option Type:	Put
Buyer:	Party B
Seller:	Party A
Strike Price:	In respect of a Put Option Transaction forming part of a Transaction Pair, an amount in the Settlement Currency equal to the product of the Put Strike Percentage (as set out in the Initial Pricing Supplement in respect of the relevant Transaction Pair) and the Initial Price.
Terms applicable to each Call Option Transaction:
Option Type:	Call
Buyer:	Party A
Seller:	Party B
Strike Price:	In respect of a Call Option Transaction forming part of a Transaction Pair, an amount in the Settlement Currency equal to the product of the Call Strike Percentage (as set out in the Initial Pricing Supplement in respect of the relevant Transaction Pair) and the Initial Price.

Procedure for Exercise:
Expiration Time:	Scheduled Closing Time
Expiration Date:	In respect of each Option Transaction forming part of a Transaction Pair, the related Expiration Date in respect of the relevant Transaction Pair, the scheduled date for which is set out in the Initial Pricing Supplement.
Automatic Exercise:

Applicable, provided that Section 3.4 (Automatic Exercise) of the Equity Definitions shall be amended by:

(i)             deleting all of the words appearing after "Expiration Date" in paragraph (a) of Section 3.4;

(ii)           deleting all of the words appearing after "the Calculation Agent" in paragraph (b) of Section 3.4; and

(iii)          deleting paragraph (c) of Section 3.4 and replacing it with the following:

"(c) "In-the-Money" means (i) in respect of a Call Option, that the Reference Price is equal to or greater than the Call Option Strike Price; and (ii) in respect of a Put Option, that the Reference Price is equal to or less than the Put Option Strike Price.".

Valuation:
Valuation Time:	The Scheduled Closing Time on the Exchange
Valuation Date:	In respect of each Option Transaction the related Expiration Date in respect of the relevant Transaction Pair specified in the Initial Pricing Supplement.
Market Disruption Event:

Section 6.3(a) (Market Disruption Event) of the Equity Definitions is hereby amended by deleting the words "at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be" in clause (ii) thereof and replacing it with the following:

"at any time during the regular trading session on the Exchange or any Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours, on the Valuation Date."

Early Closure	Section 6.3(d) (Early Closure) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.

Consequences of Disrupted Days

Section 6.6 (Consequences of Disrupted Days) of the Equity Definitions is deleted and replaced in its entirety by the following:

"Section 6.6. Consequences of Disrupted Days. If any Valuation Date is a Disrupted Day, then the Valuation Date shall be the first succeeding Valid Date, unless none of the eight Scheduled Trading Days immediately following the Scheduled Valuation Date is a Valid Date (any such period, an "Extended Disrupted Day Period"). In that case, the Calculation Agent shall either:

(A) (i) deem that eighth Scheduled Trading Day to be the Valuation Date, notwithstanding the fact that such day is not a Valid Date and (ii) determine its good faith estimate for the value of the Shares as of the Valuation Time on that eighth Scheduled Trading Day (and such determination may take into account estimates of the value of the Shares made in respect of any Hedge Positions relating to any or all of the Option Transactions); or

(B) (i) make any adjustment(s) to any variable relevant to the exercise, settlement, payment or other terms of any or all of the Option Transactions as the Calculation Agent determines appropriate (including but not limited to extending maturities and consequential economic adjustments) and (ii) determine the effective date(s) of such adjustment(s) (and such adjustments and determinations may take into account the adjustment(s) and effective date(s) of any corresponding adjustments made in respect of any Hedge Positions relating to any or all of the Option Transactions).

From and including the occurrence of a Disrupted Day, the Calculation Agent shall (to the extent reasonably practicable in the circumstances) consult with Counterparty as to whether paragraph (A) or (B) should apply if there is an Extended Disrupted Day Period following a Disrupted Day and in the case of (B) the adjustments to be made.

Notwithstanding the foregoing, if a Valuation Date is a Disrupted Day but, prior to the occurrence of the event that caused such Valuation Date to become a Disrupted Day, the Hedging Party unwound or liquidated any or all of its Hedge Positions in respect of the relevant Option Transaction, then that Valuation Date shall be deemed to be a Disrupted Day only in respect of such portion of the relevant Option Transaction for which the Hedging Party has not unwound or liquidated its Hedge Positions and the Calculation Agent shall make such adjustments to the terms of such Option Transaction as are required to split such Option Transaction into two or more Transactions with an aggregate number of Options equal to the number of Options prior to the split. In such circumstances, the VWAP in respect of those Options for which the relevant Valuation Date is not a Disrupted Day shall be as displayed for that day on the appropriate Bloomberg screen TEF SM Equity VWAP with Calculation set to Lit Trades and the period prior to the occurrence of the relevant Market Disruption Event on such day, as determined by the Calculation Agent.

For the purpose of this Section 6.6 (Consequence of Disrupted Days), "Valid Date" shall mean a Scheduled Trading Day that is (A) not a Disrupted Day; and (B) on which a Valuation Date in respect of another Option Transaction does not or is not deemed to occur.

Settlement Terms:
Settlement Currency:	EUR
Settlement Method Election:	Applicable provided that the Electing Party may make only one Settlement Method Election per Bucket and any such Settlement Method shall apply in respect of all Option Transactions within that Bucket.
Electing Party:	Party B
Settlement Method Election Date:	In respect of each Bucket, the date falling five Exchange Business Days prior to the first Expiration Date in that Bucket.

Default Settlement Method:	Cash Settlement.
Settlement Terms if Physical Settlement applies:
Physical Settlement:	Applicable.
Reference Price:	In respect of an Expiration Date, the VWAP on the relevant Expiration Date.
VWAP:	For any Exchange Business Day, except as provided in "Consequences of Disrupted Days", the volume weighted average price per Share for the regular trading session on the Exchange on such date, as displayed for that day on the appropriate Bloomberg screen TEF SM Equity VWAP with Calculation set to Lit Trades and times set to 08:00:00 and 16:30:00 (or, if such price is not so reported for any reason or if the Calculation Agent determines that such published price is manifestly erroneous, such price will be determined by the Calculation Agent).
Settlement Date:

In respect of an Option Transaction, the date that falls one Settlement Cycle following the Valuation Date for that Option Transaction (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Any failure of Party B to deliver Shares to Party A on a Settlement Date shall not constitute an Event of Default under the Agreement if:

(i)           on the related Valuation Date (a) there was a number of Shares credited to the Custody Account not less than (I) the relevant Number of Shares to be Delivered minus (II) the number of Right of Use Shares and (b) Party A is permitted on such Valuation Date to instruct the transfer of such number of Shares from the Custody Account without the consent of Party B or any other person for the purposes of settling the relevant Option Transactions; and

(ii)          the relevant failure was caused (a) by a failure by Party A to give the relevant instruction to the Custodian or (b) for so long as the Custodian is an Affiliate of Party A, by a failure of the Custodian to perform its obligations under the Custody Agreement.

Settlement Terms if Cash Settlement applies:
Cash Settlement:	Applicable.
Settlement Currency:	EUR
Settlement Price:	In respect of a Valuation Date, the VWAP for that Valuation Date.
Cash Settlement Payment Date:	In respect of an Option Transaction, the Weekly Cash Settlement Payment Date in respect of that Option Transaction or, if such date is not a Currency Business Day, the next following Currency Business Day.
Weekly Cash Settlement Payment Date:	The Wednesday of the calendar week immediately following the Expiration Date of that Option Transaction.

Distributions:
Dividend Adjustments:

In respect of any Relevant Dividend, Party B shall pay to Party A an amount equal to the Dividend Adjustment Amount on the Dividend Adjustment Payment Date relating to such Relevant Dividend.

Any failure of Party B to pay a Dividend Adjustment Amount on a Dividend Adjustment Payment Date shall not constitute an Event of Default under the Agreement if:

(i)           on such Dividend Adjustment Payment Date (i) there was an amount of cash in the Settlement Currency credited to the Custody Account at least equal to the relevant Dividend Adjustment Amount net of any applicable Right of Use Dividend Adjustment Amount and (ii) Party A is permitted on such Dividend Adjustment Payment Date to instruct the transfer of such amount of cash from the Custody Account without the consent of Party B or any other person for the purposes of paying the relevant Dividend Adjustment Amount on the applicable Dividend Adjustment Payment Date; and

(ii)          the relevant failure was caused (a) by a failure by Party A to give the relevant instruction to the Custodian or (b) for so long as the Custodian is an Affiliate of Party A, by a failure of the Custodian to perform its obligations under the Custody Agreement.

Relevant Dividend:	Any cash dividend in respect of the Shares with respect to which the Ex-Dividend Date occurs on a date falling from, and including, the Trade Date to, and including, the final Settlement Date or Cash Settlement Payment Date, as the case may be, for the Put Option Transaction with the Expiration Date that is last in time to occur (or the date that would be such Settlement Date or Cash Settlement Payment Date, if the options comprised in such Option Transaction were exercised).
Dividend Adjustment Payment Date:	In respect of a Relevant Dividend, the date on which such Relevant Dividend is paid by the Issuer (and the parties acknowledge that the Dividend Adjustment Payment Date may fall after the final Settlement Date or Cash Settlement Payment Date (as the case may be) for the Transactions).
Dividend Adjustment Amount:

In respect of a Relevant Dividend and each Dividend Adjustment Payment Date, an amount in the Settlement Currency equal to the greater of ***

Party A shall notify Party B of the Dividend Adjustment Amount in respect of each Relevant Dividend on the Ex- Dividend Date in respect of that Relevant Dividend.

Gross Dividend Amount:	In respect of a Relevant Dividend, 100 per cent. of the gross cash dividend per Share (before deduction for or on account of any withholding tax or similar tax or duty) paid by the Issuer to holders of record of a Share in respect of such dividend.
Collar Delta:	In respect of a Relevant Dividend, a percentage amount determined in good faith by Party A (using commercially reasonable procedures) as its delta risk in respect of the Transactions on the Exchange Business Day falling immediately prior to the relevant Ex-Dividend Date for such Relevant Dividend.

Collar Delta Number of Shares:

In respect of a Relevant Dividend, a number of Shares determined by the Calculation Agent equal to the product of:

(i)           the Collar Delta; and

(ii)          the total number of Put Options set out in the Initial Pricing Supplement minus the aggregate number of Put Options in respect of which the Valuation Date has occurred prior to the relevant Ex-Dividend Date for such dividend.

Ex-Dividend Date:	In respect of a dividend and a Share, the first Scheduled Trading Day on which the Share is traded ex-dividend on the Exchange as determined by the Calculation Agent.
Scrip dividends:	Any ordinary dividend declared by the Issuer in respect of which holders of record are able to elect to receive cash distributions and/or additional Shares shall be deemed to be an Extraordinary Dividend.
Extraordinary Dividend:

Notwithstanding anything to the contrary in Section 10.6 of the Equity Definitions, all cash dividends shall be treated as ordinary dividends and taken into account for the purposes of determining Dividend Adjustment Amounts and shall not give rise to an adjustment pursuant to Section 11.2 of the Equity Definitions. Any non-cash distribution shall be characterised as an Extraordinary Dividend. Promptly after the announcement by the Issuer of the terms of any Extraordinary Dividend, the Calculation Agent shall use commercially reasonable endeavours to implement such amendments to the terms of the Transactions as are requested by Counterparty to account for the economic effect on the Transactions of such Extraordinary Dividend.

If the Calculation Agent determines it is not commercially reasonable to implement the amendments requested by Counterparty, then it shall act in good faith and use commercially reasonable efforts to agree alternative adjustments with Counterparty to account for the economic effect on the Transactions of the Extraordinary Dividend. If no such solution is agreed prior to the applicable record date, the Calculation Agent shall determine the relevant adjustments to be made in accordance with Section 11.2(e)(iii) of the Equity Definitions.

Share Adjustments:
Method of Adjustment:

Calculation Agent Adjustment taking into account any adjustments made in accordance with the "Announcements in relation to Potential Adjustment Events and potential Extraordinary Events" provision in relation to the circumstances giving rise to the applicable Potential Adjustment Event to avoid double counting.

For the purposes of Section 11.2(c) of the Equity Definitions, the words "provided that no adjustments will" in the final paragraph thereof will be replaced with the words "it being understood that adjustments may".

Extraordinary Events:
Announcements in relation to Potential Adjustment Events and potential Extraordinary Events:

Without prejudice to any other provision of this Confirmation or the Equity Definitions, in case of:

(i)            a public announcement of the potential occurrence of a Potential Adjustment Event or an Extraordinary Event (other than an Additional Disruption Event), whether or not such Potential Adjustment Event or Extraordinary Event (as applicable) ultimately occurs; or

(ii)          a public announcement that the terms of a public announcement and/or the corresponding potential occurrence of a Potential Adjustment Event or potential Extraordinary Event (as applicable) under paragraph (i) above are to be materially amended or abandoned,

(in each case, an "Announcement"), the Calculation Agent will consider whether such Announcement is sufficient to determine whether there is a material economic effect on the value of the Transactions or the Shares (the "Economic Effect") (which may take into account, without limitation, any change in volatility, expected dividends, stock loan rate and/or liquidity relevant to the Shares and/or the Transactions) as a result of (A) such Announcement and any of the actual or potential events described therein and (B) all relevant information in relation to the same that was publicly available on or prior to such Announcement.

If the Calculation Agent determines that the Announcement provides a sufficient basis on which to determine the Economic Effect, it shall notify the parties. If the Calculation Agent determines that the Announcement as at such time provides an insufficient basis on which to determine the Economic Effect, it shall continue to monitor the situation, and if it becomes aware of such information as it determines is sufficient to provide a basis for determining the Economic Effect, it shall notify the parties.

Following such notification and, to the extent reasonably practicable in the circumstances, after having consulted with Party B in relation to the adjustments or termination as applicable:

(i)           the Calculation Agent shall adjust the terms of the Transactions to account for such Economic Effect (which may, but need not, be determined by reference to the adjustments(s), if any, made in relation to such Potential Adjustment Event or potential Extraordinary Event (as applicable) (a) to any Hedge Positions relating to the Transactions and/or (b) by an options exchange to options on the relevant Shares traded on such options exchange), with effect from such date as it determines is appropriate; or

(ii)           if the Calculation Agent determines that no adjustment that it could make under (i) above will produce a commercially reasonable result, then it shall notify the parties that the relevant consequence shall be the termination of the Transactions, in which case such Announcement shall be deemed to be an Extraordinary Event and a Cancellation Amount shall be determined in accordance with Section 12.8 of the Equity Definitions and payable in accordance with Section 12.9(b)(ix) of the Equity Definitions.

Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Tender Offer:	Applicable
Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Composition of Combined Consideration:	Not Applicable.
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination), provided that the words "by Seller to Buyer" in Section 12.7(b) of the Equity Definitions shall be deleted for the purposes of this provision.
Additional Disruption Events:
Change in Law:

Applicable.

Section 12.9(a)(ii) of the Equity Definitions is replaced in its entirety by the words:

""Change in Law" means that, on or after the Trade Date of any Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken, or any interpretation or pronouncement, by a taxing authority), the Calculation Agent determines in good faith and a commercially reasonable manner having consulted with Party B to the extent reasonably practicable in the circumstances that (X) it has become illegal for the Hedging Party to hold, acquire or dispose of Shares or Hedge Positions relating to such Transaction in the manner contemplated by the Hedging Party at the Trade Date or (Y) a party to such Transaction will incur a materially increased cost in performing its obligations under such Transaction (including without limitation due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality or materially increased cost."

Failure to Deliver:	Not applicable.
Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable, provided that Section 12.9(a)(v) shall be amended to read: ""Hedging Disruption" means that the Hedging Party is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price, equity forward price, volatility and/or foreign currency price risk of entering into and performing its obligations with respect to the relevant Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s)".
Increased Cost of Hedging:	Applicable, provided that the definition of "Increased Cost of Hedging" in Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the words ", equity forward price, volatility and/or foreign currency price risk" in the fifth line thereof immediately following the words "equity price".
Loss of Stock Borrow:

Applicable, except to the extent that (a) Hedging Shares are available to Party A under the Right of Use provisions of the Security Agreement and (b) Party A acting in good faith and in a commercially reasonable manner determines that it is able to use such Right of Use in order to avoid and/or cure the applicable Loss of Stock Borrow in compliance with applicable law and regulation and its internal policies of general application and provided that:

(i) Section 12.9(a)(vii) of the Equity Definitions is replaced by the following:

""Loss of Stock Borrow" means that the Hedging Party (i) has a reasonable expectation of being unable to borrow (or maintain a borrowing of) Shares (or any synthetic equivalent thereof) on the basis of commercially reasonable efforts; or (ii) is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) Shares (or any synthetic equivalent thereof), in each case with respect to such Transaction in an amount equal to the Hedging Shares (not to exceed the number of Shares underlying the Transaction)."; and

(ii) Section 12.9(b)(iv) of the Equity Definitions is replaced by the following:

"If "Loss of Stock Borrow" is specified in the related Confirmation to be applicable to a Transaction, then upon the occurrence of such an event the Hedging Party may give notice that a Loss of Stock Borrow has occurred to the Non-Hedging Party, who may (A) lend the Hedging Party, subject to the conditions below, Shares in an amount equal to the Hedging Shares (or any lesser amount equal to the relevant shortfall) from time to time on an uncollateralised basis and without any fee or charge (such lending to be made by Party B electing to make the Right of Use available to Party A and requesting Party A to use the Right of Use for the purpose of remedying the relevant Loss of Stock Borrow or (B) refer the Hedging Party to a Lending Party that will lend the Hedging Party Shares in an amount equal to the Hedging Shares on market standard terms (as determined by the Calculation Agent) at a stock loan rate equal to or less than the Initial Stock Loan Rate, in each case within two Scheduled Trading Days of receipt of the notice of Loss of Stock Borrow.

If neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares (or the relevant shortfall amount, as applicable) from time to time on this basis or a satisfactory Lending Party is not identified within this period, the Hedging Party may give notice that it elects to terminate the Transaction, specifying the date of such termination, which may be the same day that the notice of termination is effective. The Determining Party will then determine the Cancellation Amount payable by one party to the other."

For the avoidance of doubt, if Party B requests Party A to use the Right of Use for the purpose of remedying the relevant Loss of Stock Borrow, Party A acting in good faith will use its commercially reasonable endeavours to do so but will not be required to take any action that it determines would cause it to breach applicable law or regulation or its internal policies of general application.

Notification of expected Loss of Stock Borrow:	Party A will monitor the available stock lending liquidity and to the extent that the unit within Party A which is responsible for risk managing the Transactions (the "Relevant Desk") becomes aware that a Loss of Stock Borrow is reasonably likely to occur, Party A will, to the extent it is practicable and permitted to do so under applicable law and regulation (including MAR) and its policies of general application, promptly notify Party B of this event.
Increased Cost of Stock Borrow:

Applicable, except to the extent that Hedging Shares are available to the Hedging Party under the Right of Use provisions of the Security Agreement and Party A acting in good faith and in a commercially reasonable manner determines that it is able to use such Right of Use in order to avoid and/or cure the applicable Increased Cost of Stock Borrow in compliance with applicable law and regulation and its internal policies of general application.

For the avoidance of doubt, if Party B requests Party A to use the Right of Use for the purpose of remedying the relevant Increased Cost of Stock Borrow, Party A acting in good faith will use its commercially reasonable endeavours to do so but will not be required to take any action that it determines would cause it to breach applicable law or regulation or its internal policies of general application.

Initial Stock Loan Rate:	***
Regulatory Approval Refusal Event:

There will be a Regulatory Approval Refusal Event if either:

(i)           any relevant regulatory authority refuses (whether expressly or otherwise (including by a failure to grant such approval by any applicable regulatory deadline)) the granting of a "Regulatory Approval" on terms satisfactory to Party B (acting reasonably) and Party B gives Party A and the Calculation Agent notice that it elects for such event to be treated as a Regulatory Approval Refusal Event; or

(ii)          the "Settlement Conditions" are not satisfied by the "Cut-off Time" on the "Long Stop Date"and Party B gives Party A and the Calculation Agent notice that it elects for such non-satisfaction to be treated as a Regulatory Approval Refusal Event.

For this purpose the terms "Cut-off Time", "Long Stop Date", "Regulatory Approval" and "Settlement Conditions" shall bear the meaning given to them in the SPA Confirmation (Contingent).

Consequences of Regulatory Approval Refusal Event:

If Party B gives a notice to Party A and the Calculation Agent in accordance with the Regulatory Approval Refusal Event provision above (an "OET Regulatory Approval Refusal Event Notice"), the following provisions shall apply:

Provided that:

(a)           no Event of Default or Potential Event of Default has occurred in respect of which Party B is the Defaulting Party or an Affected Party; and

(b)          no Potential Adjustment Event, Announcement or Extraordinary Event has occurred in respect of which (a) the Calculation Agent, Hedging Party or Determining Party (as applicable) has determined an adjustment shall be made pursuant to the Equity Definitions (as amended by this Confirmation) or the "Announcements in relation to Potential Adjustment Events and potential Extraordinary Events" provision of this Confirmation (as applicable) and (b) such adjustment has not been made;

the OET Regulatory Approval Refusal Event Notice shall be deemed to be a request by Party B to terminate early the Transactions in a number of Transaction Pairs equal to the number of Transaction Pairs terminated under the Forward Confirmation in respect of such OET Regulatory Approval Refusal Event (the "OET Bucket") (the "Optional Early Termination").

Following its receipt of a valid OET Regulatory Approval Refusal Event Notice and to the extent practicable in the circumstances, Party A will consult with Party B as to how and on what terms an early termination can be effected. Party A will, as soon as reasonably practicable but in any event within three Scheduled Trading Days of receipt of a valid OET Regulatory Approval Refusal Event Notice or, if later, three Scheduled Trading Days after the date on which it concludes any such early termination consultation, inform Party B of any additional credit support requirements it determines, acting in good faith and a commercially reasonable manner, it requires Party B to satisfy prior to Party A agreeing to the termination of the Transactions in the OET Bucket in order to neutralise any additional credit risk which Party A would otherwise be exposed to as a consequence of the proposed Optional Early Termination process.

Upon Party A, acting in good faith and in a commercially reasonable manner, determining that Party B has satisfied any such additional credit support requirements, the Transactions in the OET Bucket shall terminate as of the date of such determination and Party A as Determining Party shall determine the Cancellation Amount payable in relation to such terminated Transactions.

If Party B fails to satisfy any such additional credit support requirements within ten Scheduled Trading Days of being informed of them by Party A, then the corresponding OET Regulatory Approval Refusal Event Notice shall be deemed null and void and the Transactions in the OET Bucket will not be terminated early in accordance with this provision, provided that nothing in this paragraph shall prevent Party B from giving Party A any subsequent OET Regulatory Approval Refusal Event Notice.

Hedging Party:	MSIP or any of its Affiliates
Determining Party:	Party A for all purposes.
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Liquidity Adjustment:	If, at any time, the Calculation Agent determines that the average daily trading volume of the Shares across all trading venues is likely to be insufficient to allow for an orderly unwind of the Hedge Positions on or around the Expiration Date of any of the Transaction Pairs, the Calculation Agent (acting in good faith and a commercially reasonable manner) shall consult with Party B (to the extent reasonably practicable in the circumstances) to agree one or more adjustments to the terms of the relevant Transactions which are economically neutral for Party A and Party B in order to allow for such orderly unwind. Following and taking into account such consultation (to the extent reasonably practicable in the circumstances), the Calculation Agent (acting in good faith and a commercially reasonable manner) shall amend the terms of the outstanding Put Option Transactions and Call Option Transactions by making such adjustments as the Calculation Agent considers appropriate such that Party A and/or the Hedging Party are able to unwind the Hedge Positions by trading the required number of Shares on the Exchange in an orderly manner on or around the Expiration Date of each of the Transaction Pairs. Any such adjustments shall be economically neutral for the parties at the time they are made.
Notification of expected Liquidity Adjustment:	Party A will monitor the available liquidity in the Shares and to the extent that the Relevant Desk becomes aware that a Liquidity Adjustment is reasonably likely to occur, Party A will, to the extent it is practicable and permitted to do so under applicable law and regulation (including MAR) and its policies of general application, promptly notify Party B of this event.
Right of Use:
Right of Use:	Party B has granted Party A a conditional right to exercise the Right of Use in respect of the Shares credited to the Custody Account on the terms set out in the Security Agreement, subject always to the consent of Party B.
Net delivery:

If (i) pursuant to clause 8 (Right of Use) of the Security Agreement, Party A is required to deliver or elects to deliver a number of Shares that are Equivalent Shares to the Custody Account on any day and (ii) Party B is also required to deliver a number of Shares to Party A pursuant to Section 9.1 (Physical settlement of Option Transactions) of the Equity Definitions on such day, such delivery obligations shall be subject to settlement netting such that,

(x) the obligation of the party to deliver the lesser number of Shares is deemed to have been discharged in its entirety; and

(y) the obligation of the party to deliver the greater number of Shares is deemed to have been discharged to the extent of the lesser number of Shares, such that it shall only be required to deliver the difference between the greater number over the lesser number pursuant to the terms of the relevant Transaction Document.

Right of Use Stock Loan Rate Rebate:	On each Right of Use Stock Loan Rate Rebate Payment Date, Party A shall pay to Party B an amount equal to the sum of the Daily Right of Use Stock Loan Rate Rebate Amount for each day in the relevant Right of Use Stock Loan Rate Rebate Calculation Period.
Daily Right of Use Stock Loan Rate Rebate Amount:	In respect of each day, an amount in EUR equal to the product of: (a) 0.003, (b) the number of Right of Use Shares as at 6pm London time on such day, (c) the VWAP for such day (or, if such day is not an Exchange Business Day, for the immediately preceding Exchange Business Day) and (d) 1/360.
Right of Use Stock Loan Rate Rebate Payment Date:	The Wednesday of each calendar week from and including the calendar week immediately following the calendar week in which the Right of Use is first exercised or, if such date is not a Currency Business Day, the next following Currency Business Day.
Right of Use Stock Loan Rate Rebate Calculation Period:	In respect of a Right of Use Stock Loan Rate Rebate Payment Date, the period from and including the immediately preceding Right of Use Stock Loan Rate Rebate Payment Date to but excluding such Right of Use Stock Loan Rate Rebate Payment Date except that the first Right of Use Stock Loan Rate Rebate Calculation Period will commence on the Trade Date and the final Right of Use Stock Loan Rate Rebate Payment Date Calculation Period will end on the last Expiration Date for the Put Option Transactions or if later the final Settlement Date or Cash Settlement Payment Date, as the case may be.
Right of Use Dividend Adjustment:	In respect of any Relevant Dividend, Party A shall pay to Party B an amount equal to the Right of Use Dividend Adjustment Amount on the Dividend Adjustment Payment Date relating to such Relevant Dividend.
Right of Use Dividend Adjustment Amount:

In respect of a Relevant Dividend and each Dividend Adjustment Payment Date, an amount in the Settlement Currency equal to the product of (a) the Gross Dividend Amount, (b) 0.95 and (c) the number of Right of Use Shares as of the Exchange Business Day falling immediately prior to the relevant Ex-Dividend Date for such Relevant Dividend.

Party A shall notify Party B of the Right of Use Dividend Adjustment Amount in respect of each Relevant Dividend on the Ex-Dividend Date in respect of that Relevant Dividend.

Party A Right of Use Set-Off:	If an Early Termination Date is designated by Party A in respect of an Event of Default and Party B is the Defaulting Party, instead of delivering to Party B securities equivalent to the number of Right of Use Shares Party A may, at its election, pay the cash equivalent value of the number of Right of Use Shares (the "Cash-out Amount") to Party B on the date on which the corresponding Early Termination Amount is due and such cash equivalent value will be determined by Party A in a commercially reasonable manner using the price per Share used for the purpose of calculating the Close-out Amount; provided that if any Early Termination Amount is due from Party B, then it will be netted and automatically set off against the aforementioned Cash-out Amount as if Section 2(c) (Multiple Transaction Payment Netting) of the Agreement applies and only the balance will be payable by the party from whom the larger amount is due.

Party B Right of Use Set-Off:	If an Early Termination Date is designated in respect of an Event of Default and Party A is the Defaulting Party, Party B may, at its election, determine the cash equivalent value of the number of Right of Use Shares (the "Cash-out Amount") to be paid to Party B on the date on which the corresponding Early Termination Amount is due instead of Party A delivering to Party B securities equivalent to the number of Right of Use Shares. Such cash equivalent value will be determined by Party B in a commercially reasonable manner using the price per Share used for the purpose of calculating the Close-out Amount; provided that if any Early Termination Amount is due from Party B, then it will be netted and automatically set off against the aforementioned Cash-out Amount as if Section 2(c) (Multiple Transaction Payment Netting) of the Agreement applies and only the balance will be payable by the party from whom the larger amount is due.
Return of Right of Use Shares:

Notwithstanding any other provision of the Transaction Documents, upon any termination or cancellation in respect of which the value of the Right of Use Shares is not being set-off in accordance with the Party A Right of Use Set-Off or Party B Right of Use Set-Off provisions above, Party A will not be obliged to deliver any Equivalent Securities to Party B until the corresponding Early Termination Amount, Cancellation Amount or other amount payable pursuant to Section 12.7 (Payment upon Certain Extraordinary Events) of the Equity Definitions which is payable by Party B, if any, has been discharged.

If any such termination is in respect of some but not all of the Transactions, Party A's obligation to return Equivalent Shares shall be limited to those relating to the portion of the Transactions that has been terminated and following payment of the corresponding Early Termination Amount, Cancellation Amount or other amount payable pursuant to Section 12.7 (Payment upon Certain Extraordinary Events) of the Equity Definitions.

Miscellaneous:
Adjustments to the Option Transactions:	Party A and Party B acknowledge and agree that if any adjustment is made to the terms of the Forward Confirmation, the SPA Confirmation (Contingent) or any of the other Transaction Documents (including without limitation pursuant to the "Settlement Date" provision of the SPA Confirmation (Contingent) or if there is a transfer of any Transaction Document to another entity), then the Calculation Agent shall for the purpose of preserving the economic effect of the Options Transactions when taken together with the transactions evidenced in the Transaction Documents (i) make such adjustment(s) and amendment(s) to any variable relevant to the settlement, payment or other terms of the Options Transactions and this Confirmation as the Calculation Agent determines appropriate (including but not limited to changing the Expiration Dates, the Number of Options and consequential amendments) and (ii) determine the effective date(s) of such adjustment(s) and amendment(s). The Calculation Agent shall promptly provide details of any such adjustment(s) and amendment(s) to Party B.

Calculation Agent:

Party A. Whenever the Calculation Agent is required to act, it will do so in good faith and in a commercially reasonable manner. Whenever the Calculation Agent is required to select banks or dealers for the purpose of making any calculation or determination or to select any rate, the Calculation Agent will make the selection in good faith, and, if practicable, after consultation with Party B. The parties acknowledge that, in making any calculation, determination or adjustment in respect of the Transactions, the Calculation Agent shall take into account any corresponding calculation, determination or adjustment made or to be made to any Hedge Positions of the Hedging Party (including the Forward Confirmation and the SPA Confirmation (Contingent)) in connection with the same circumstances to which the applicable calculation, determination or adjustment hereunder relates.

To the extent reasonably practicable in the circumstances, the Calculation Agent will (a) consult with Party A and Party B in respect of each adjustment to be made by it in respect of the Transactions and (b) use its commercially reasonable endeavours to agree the terms of the relevant adjustments to be made with Party B in accordance with the terms of this "Calculation Agent" provision.

If following any consultation in respect of an adjustment the Calculation Agent determines that in respect of the relevant matter or circumstance it could make alternative adjustments in accordance with the terms of this Confirmation that are economically neutral to Party A, the Calculation Agent shall, if Party B has expressed a preference in the consultation process, select the adjustment alternative preferred by Party B (if any). If the adjustment alternative preferred by Party B is not economically neutral to Party A, to the extent reasonably practicable in the circumstances, the Calculation Agent shall use its commercially reasonable endeavours to agree with the parties such payments and/or deliveries and/or additional adjustments as are required to neutralise the economic impact for Party A of the adjustment alternative preferred by Party B so that such preferred adjustment can be implemented on a basis that is economically neutral for Party A.

Upon written request, the Calculation Agent shall provide promptly (and no later than 2 Scheduled Trading Days' notice of such request) reasonable information to Party B with respect to any calculation, adjustment or determination made by the Calculation Agent in respect of the Transactions (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation) however the Calculation Agent shall not be required to provide information which comprises proprietary or material non-public information or which would breach a duty of confidentiality to a third party).

Within 3 Scheduled Trading Days of being provided any such information by notice (the date of such notice being the "Information Date") and solely for the purpose of checking whether the relevant calculation or determination has been made by Calculation Agent in good faith and a commercially reasonable manner, Party B may share such information and details of the relevant calculation or determination that have been provided to it by Calculation Agent in accordance with this "Calculation Agent" provision with a leading third party dealer which is active in the European equity derivatives market (a "Third Party Dealer"). Party B shall promptly notify Party A and Calculation Agent of the information it has shared with a Third Party Dealer.

If the Third Party Dealer states to Party B in writing by no later than 5 Scheduled Trading Days after the Information Date (copied to the Calculation Agent and providing evidence reasonable to support such advice) that it believes the relevant calculation or determination has not been made in good faith and a commercially reasonable manner, the Calculation Agent will, at the request of Party B (to be made no later than the sixth Scheduled Trading Day after the Information Date), consult with the Third Party Dealer in good faith and a commercially reasonable manner for up to 3 Scheduled Trading Days (a "Third Party Dealer Consultation Period") to identify the reason(s) for and resolve the difference in position.

If as a result of such consultation the Calculation Agent is satisfied that the relevant calculation or determination was erroneous, the parties acting in good faith and in a commercially reasonable manner shall agree to implement such adjustments to the terms of the Transactions that are required to put the parties into the position in which they would have been had the relevant calculation or determination been made in good faith and a commercially reasonable manner and how and when these adjustments should be implemented.

If no agreement is reached between the Calculation Agent and the Third Party Dealer by the end of the Third Party Dealer Consultation Period, the consultation process will cease without prejudice to Party B's rights to pursue any other contractual remedies it may choose to pursue. In such circumstances Party B may request the novation of all (and not a part of) the outstanding Transaction Documents to a Third Party Dealer, and Party A will provide indicative pricing for such novation and if Party B wishes to proceed Party A shall acting in good faith use its commercially reasonable endeavours to facilitate such novation process.

Any Third Party Dealer will be instructed by and act solely for Party B. The costs and expenses of any Third Party Dealer shall be borne by Party B, or, if the Calculation Agent's determination is found to be erroneous, Party A (subject to a cap agreed in good faith between Party A and Party B before the end of the Information Date). If Party A and Party B do not agree a cap on the costs and expenses of the Third Party Dealer prior to the end of the Information Date, Party A will, if requested by Party B, provide indicative pricing for the novation of all (and not a part of) the outstanding Transaction Documents to a Third Party Dealer and if Party B wishes to proceed Party A shall acting in good faith use its commercially reasonable endeavours to facilitate such novation process.

Without limiting the obligation of the Calculation Agent to provide information in accordance with this Confirmation, a failure by the Calculation Agent to provide that information shall not affect the validity of the related determinations, adjustments or calculations.

Any failure by Party A acting in its capacity as Calculation Agent to perform its duties or provide any required notification or information in its capacity as Calculation Agent shall not give rise to an Event of Default or Potential Event of Default under the Agreement with respect to Party A, provided that this paragraph is without prejudice to any other rights or remedies of Counterparty as a result of the breach by Party A of its obligations as Calculation Agent hereunder.

Office:	For the purposes of the Transactions, neither Party A nor Party B is a Multibranch Party.
Account Details:
Accounts for payments and deliveries to Party B:	To be advised.
Account for payments and deliveries to Party A:	To be advised.

Conditions Precedent:

It shall be a condition precedent to the obligations of Party A under this Confirmation and each Transaction that the Conditions Precedent set forth in Schedule 4 hereto are satisfied or waived in writing by Party A. Party A shall provide such written confirmation to Party B promptly after it is so satisfied.

Additional Representations:

Party B makes the following representations:

(a)	Status: It is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(b)	Consents: It has complied with all internal group policies and procedures governing the Transaction Documents (if any).

(c)	Purpose: Its reasons and objectives in entering into the Transaction Documents constitute a genuine and legitimate business or commercial purpose which it considers to be in its best commercial interest.

(d)	Securities: Party B is not an affiliate (within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended) of the Issuer, and is entering into the Transaction for its own account and not with a view to distribution.

(e)	No market abuse: None of it, nor any Relevant Person is, in relation to the Issuer, the Shares or any other securities or financial instruments issued by the Issuer (or any of its Affiliates or subsidiaries), in possession of inside information, as defined by article 7(1) of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (MAR), or any development regulation thereunder, or as contemplated by any comparable applicable legislation in any other relevant jurisdiction (Inside Information) (other than Inside Information arising in connection with the transactions contemplated under the Transaction Documents), or has engaged in market abuse howsoever described (including any form of insider dealing or market manipulation) in violation of MAR, or Law 6/2023, of 17 March (Ley 6/2023, de 17 de marzo de los mercados de valores y de los servicios de inversion) (the Securities Markets Act) or any development regulation thereunder, or as contemplated by any comparable applicable legislation in any other relevant jurisdiction, irrespective of whether such violation would constitute a breach of criminal laws, administrative rules or any other type of laws or regulations whatsoever.

(f)	Sanctions: To its knowledge (having undertaken reasonable checks) neither Party B nor any of its directors, employees or officers or, to the Party B's knowledge, any persons acting on behalf of such person is:

(a)	a Restricted Party;

(b)	currently engaging in any transaction, activity or conduct that would result in a violation of Sanctions;

(c)	has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Restricted Party; or

(d)	has received notice of, or is aware of, any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(g)	Disclosure: Party B understands and acknowledges that in the event of an Enforcement Event (as defined in the Security Agreement) occurring,information in respect of, relating to or arising out of the Transactions (including, without limitation, details of Party B and the applicable Event of Default) may be disclosed to buyers or sellers (and/or potential buyers or sellers) of Shares.

(h)	Advice: It has taken and is satisfied with independent advice regarding (A) the regulatory, tax, capital and accounting impact that the Transactions may have on it and its Affiliates and (B) the Transactions and the warranties, representations and undertakings herein and its obligations under all applicable laws and regulations.

(i)	Eligible Contract Participant: It is and will continue to be an entity that has total assets exceeding USD10 million.

Each of the above Additional Representations are made by Party B as of the Trade Date and on:

(1)	each day on which Party B makes a Settlement Method Election; and

(2)	each day on which the Calculation Agent consults with Party B in respect of an amendment, adjustment, termination or cancellation of any Transactions or on which an amendment or adjustment or the manner of a termination or cancellation of any Transactions is agreed between the Calculation Agent and Party B in each case pursuant to the terms of this Confirmation.

Party B acknowledges and agrees that Party A is entering into the Transactions in reliance on the representations given under Section 3 of the Agreement including the above Additional Representations.

EMIR NFC Representation.

For the sole purpose of Party A determining its related regulatory obligations in respect of the Transaction, Party B represents to Party A, on the Trade Date and on each day on which any of the Transactions remains outstanding, that to its Knowledge:

1.	is a non-financial counterparty (as such term is defined in EMIR); and

2.	is a non-financial counterparty under article 2(9) of EMIR that does not meet the conditions set out in the second subparagraph of article 10(1) of EMIR; and

3.	is not subject to a clearing obligation pursuant to EMIR in respect of any Transactions it has entered into (and for the purposes of this part (c) of this representation, all Transactions are assumed to be of a type that has been declared to be subject to the clearing obligation in accordance with Article 5 of EMIR and is subject to the clearing obligation in accordance with Article 4 of EMIR (whether or not this is the case), and that any transitional provisions of EMIR are ignored).

If any part of the representation in this "EMIR NFC Representation" section proves to have been incorrect or misleading in any material respect when made (or deemed repeated) by Party B, it will not constitute an Event of Default for the purposes of Section 5(a)(iv) of the Agreement but instead the parties will use all reasonable efforts, negotiating in good faith and a commercially reasonable manner to agree, implement and apply any amendments or modifications to the terms of the Transactions or to any related processes, and/or to take any steps to ensure that the relevant Risk Mitigation Techniques are adhered to in respect of Article 11 of EMIR.

The parties agree that neither party will have any liability to the other as a consequence of the circumstances (the "EMIR Facts") giving rise to any breach of this "EMIR NFC Representation" section, and all remedies or damages at law or in equity are waived in relation to any such breach of the representation and the EMIR Facts. Notwithstanding anything in the Agreement to the contrary, neither party will be liable for direct, consequential, incidental, punitive, exemplary or indirect damages, lost profits, or other business interruption damages, by statute, in tort or contract or otherwise resulting from any such breach or the EMIR Facts. It is the intent of the parties that such limitations imposed on remedies and measures of damages be without regard to the cause thereof, including the negligence of any party, whether such negligence be sole, joint or concurrent, or active or passive.

For the purposes of this "EMIR NFC Representation" section:

"EMIR" means Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012, including any implementing and/or delegating regulation, technical standards and official guidance related thereto, in each case published by ESMA or the Commission from time to time.

"Knowledge" means, in respect of Party B, the actual knowledge of ***

"NFC Clearable Transaction" means any Transaction which is subject to the clearing obligation pursuant to EMIR.

"NFC Non-Clearable Transaction" means any Transaction which is subject to the Risk Mitigation Techniques.

"Relevant NFC Transaction" means any NFC Clearable Transaction and any NFC Non-Clearable Transaction.

"Risk Mitigation Techniques" means the risk mitigation techniques for OTC derivative transactions set out in Article 11 of EMIR as supplemented by Chapter VIII of the Commission Delegated Regulation (EU) No 149/2013 published 23 February 2013 in the Official Journal of the European Union.

Additional Undertakings:

Party B gives the following undertakings:

(a)	Market abuse: None of it nor any Relevant Person will at any time during the term of the Transactions be engaged in any form of market abuse howsoever described in violation of MAR, the Securities Markets Act or any implementing regulations or measures thereunder or any comparable applicable legislation or regulation in any relevant jurisdiction in relation to the Issuer or the Shares.

(b)	Inside Information: None of it nor any Relevant Person will at any time during the term of the Transactions disclose any Inside Information to Party A (other than Inside Information arising in connection with the transactions contemplated under the Transaction Documents or which Party B has undertaken to disclose under other Transaction Documents). Party B will not seek to terminate, amend or otherwise modify the Transactions or exercise any right under the Transactions if Party B or any Relevant Person is in possession of any Inside Information (other than Inside Information arising in connection with the transactions contemplated under the Transaction Documents).

(c)	Disclosure: It will and it will procure that each Relevant Person will comply fully with all applicable filing, disclosure, transaction reporting and/or other notification requirements with respect to any aspect of the Transactions, in each case as required under applicable law, rule or regulation or by any regulatory authority in any relevant jurisdiction including without limitation any disclosure which could be required by the applicable provisions of MAR, the Securities Markets Act, Royal Decree 1362/2007 of 19 October and its development regulations and Spanish Law 19/2003 of 4 July and its development regulations.

(d)	Exchange Act: Party B is in compliance with the U.S. Securities Exchange Act of 1934, as amended, and regulations thereunder and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 13 of the Exchange Act, and Party B will provide Party A with a reasonable opportunity to review and comment on any filings thereunder to be made in connection with the Transaction, and Party B is not as of the Trade Date of such Transaction, and shall not become during the term of such Transaction, subject to the reporting requirements under Section 16 of the Exchange Act if applicable.

(e)	Domicile and Tax Residence: During the term of the Transactions, Party B shall continue to be incorporated in Luxembourg and shall not redomicile (or take any action to redomicile) outside of Luxembourg, take any action to change its jurisdiction of organisation, or transfer (or take any action to transfer) its centre of main interests outside Luxembourg. During the term of the Transactions, Party B shall not change (and shall not take any action to change) its residence for tax purposes outside Luxembourg.

(f)	Notification of default: Party B will inform Party A immediately upon becoming aware of any of the following: (i) any of the statements in the "Additional Representations " section ceases to be true when given or it fails to comply with any of the undertakings in this "Additional Undertakings" section during the term of the Transactions or (ii) an Event of Default or a Potential Event of Default having occurred; and

(g)	Clear Market: Party B shall not, and shall procure that no person acting on its behalf will, during the term of the Transactions, without the prior written consent of Party A (such consent not to be unreasonably withheld), directly or indirectly, offer to purchase or sell, purchase or sell, contract to purchase or sell, pledge, purchase or grant any option over or otherwise purchase or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the purchase or disposition (whether by actual purchase or disposition or effective economic purchase or disposition due to cash settlement or otherwise) of any equity securities of the Issuer or any securities convertible into, or exercisable, or exchangeable for, equity securities of the Issuer, or publicly announce an intention to effect any such transaction.

Party B acknowledges and agrees that the above Additional Undertakings are made in favour of Party A and the Hedging Party and that the Hedging Party shall have rights under the Third Party Rights Act in respect of such Additional Undertakings.

Additional Definitions:

As used in this Confirmation:

"Custodian" means MSIP acting as custodian under the Custody Agreement.

"Custody Account" means the cash account with the account number *** or the securities accounts with the account number *** (as applicable) held in Party B's name pursuant to the Custody Agreement (and any renewal or re-designation of such account(s) (including a subdivision or subaccount thereof from time to time) and any other account designated as such in writing by Party A and Party B).

"Custody Agreement" means the custody agreement and any related account control terms dated 23 August 2023 between Party B and the Custodian as amended from time to time.

"Designated Jurisdiction" means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanctions which at the time of this Agreement means Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine and the so- called People's Republics of Luhansk and Donetsk;

"Equivalent Shares" has the meaning given to it in the Security Agreement;

"Forward Transaction" means the cash settled option transactions to be entered into between Party A and Party B on or around the date of this Confirmation under the Master Agreement relating to up to 287,522,907 Shares in the Issuer as amended from time to time (the confirmation for which being, the "Forward Confirmation").

"Luxembourg" means The Grand Duchy of Luxembourg.

"MSIP" means Morgan Stanley & Co. International PLC.

"Notice of Assignment and Charge" means the notice of assignment and charge substantially in the form appended to the Security Agreement dated on or around the date of this Confirmation between Party A and Party B as amended from time to time.

"Restricted Party" means an individual or entity that is:

(i)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(ii)	a government of a Sanctioned Country;

(iii)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country;

(iv)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country or owned or directly or indirectly controlled by, or acting on behalf of, a person resident or located in a Sanctioned Country; or

(v)	otherwise a target of Sanctions (target of Sanctions signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Relevant Person" means the employees and officers of Party B, and any employees and officers of Saudi Telecom Company (stc), who in each case have been involved in or authorised entry into the Transaction by Party B or any related decision of Saudi Telecom Company (stc) to authorise or otherwise direct Party B to enter into the Transaction.

"Right of Use" has the meaning given to it in the Security Agreement.

"Right of Use Shares" has the meaning given to it in the Security Agreement.

"Sanctioned Country" means any country or other territory subject to a general export, import, financial or trade embargo under any Sanctions, or is otherwise the target of countrywide or territory-wide Sanctions, which, as of the date of this Confirmation, include Cuba, Iran, North Korea, Sudan and Syria.

"Sanctions Authority" means:

(i)	the US government;

(ii)	the United Nations;

(iii)	the European Union;

(iv)	the United Kingdom; or

(v)	the respective governmental institutions and agencies of any of the foregoing, including His Majesty's Treasury (HMT), the Office of Foreign Assets Control of the US Department of the Treasury (OFAC), the US Department of Commerce and the US Department of State.

"Sanctions" means any sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury, the US State Department, any other agency of the US government, the United Nations, the European Union or His Majesty's Treasury of the United Kingdom.

"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

"Security Agreement" means the security agreement dated on or around the date of this Confirmation between Party A and Party B as amended from time to time.

"Settlement Agreement" means the settlement agreement entered into between Party A, Party B and MSIP on or around the date of this Confirmation as amended from time to time.

"SPA Confirmation" means the share purchase confirmation dated on or around the date of this Confirmation between Party A and Party B as amended from time to time relating to 110,983,843 Shares in the Issuer.

"SPA Confirmation (Contingent)" means the contingent share purchase confirmation dated on or around the date of this Confirmation between MSIP and Party B as amended from time to time relating to 287,522,907 Shares in the Issuer.

"Subsidiary" means, in relation to any person, any entity controlled, directly or indirectly, by that person. For this purpose, "control" of any entity means ownership of a majority of the voting power of the entity.

"Third Party Rights Act" means the Contracts (Rights of Third Parties) Act 1999 as amended or replaced from time to time.

"Transaction Documents" means (i) this Confirmation, (ii) the SPA Confirmation, (iii) the SPA Confirmation (Contingent), (iv) the Forward Confirmation, (v) the Custody Agreement, (vi) the Security Agreement, and, (vii) the Settlement Agreement, each as amended from time to time.

"TRS Confirmation" means the confirmation for a share swap transaction dated 12 June 2023 between Party B aand MSIP relating to Shares in the Issuer as amended from time to time.

Luxembourg interpretation:

Where a term used in this Confirmation or any Transaction Document relates to a person incorporated, established, having its registered office or its centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended from time to time) in the Grand Duchy of Luxembourg, a reference to:

(a)	a "liquidator", "trustee in bankruptcy", "judicial custodian", "compulsory manager", "receiver", "administrative receiver", "administrator" or "similar officer" includes any:

(i)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg Companies Act;

(iii)	juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act;

(iv)	conciliateur d'entreprise, mandataire de justice, juge délégué or administrateur provisoire appointed under the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy (the Luxembourg Business Continuity Act);

(b)	a "winding-up", "administration" or "dissolution" includes, without limitation, bankruptcy (faillite), liquidation and administrative dissolution without liquidation (dissolution administrative sans liquidation);

(c)	a "reorganisation" includes, without limitation, judicial reorganisation (réorganisation judiciaire);

(d)	commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any such negotiations conducted in order to reach an amicable agreement (accord amiable) with creditors pursuant to the Luxembourg Business Continuity Act;

(e)	a person being "unable to pay its debts" includes that person being in a state of cessation of payments (cessation de paiements);

(f)	a "security interest" includes any mortgage (hypothèque), pledge (nantissement), privilege (privilège), reservation of title arrangement (droit de rétention), real security (sûreté réelle), promissory mortgage, pledge or real security (promesse) and any transfer by way of security (transfert à titre de garantie), as well as any agreement or arrangement having a similar effect;

(g)	a company being incorporated in Luxembourg or of which its jurisdiction of incorporation is Luxembourg, means that such company has its principal place of business (principal établissement) and the seat of its central administration (siège de l'administration centrale) in Luxembourg;

(h)	"constitutional documents" includes the acte constitutif and statuts; and

(i)	a "director" and a "manager" includes an administrateur and a gérant.

Acknowledgements:

Party B acknowledges that, from time to time, Party A or its Affiliates may engage in other transactions involving the Shares for its or their own proprietary account and for other accounts under its or their management, in each case where the decision to engage in such transactions is made strictly independently, and without reference to, the position of Party B, Party A or its Affiliates in respect of the Transactions. Such proprietary transactions may have an adverse effect on Party B's position under the Transactions and neither Party A nor any of its Affiliates is under any obligation to disclose any such proprietary transactions or to have regard to Party B's position under the Transactions when dealing in such proprietary transactions.

Additional Provisions:

(a)	Party B acknowledges that the Hedging Activities are carried out by the Hedging Party acting on behalf of Party A and not on behalf or for the account of or as agent or fiduciary for Party B.

(b)	Each party agrees to promptly provide the other party, in accordance with the notice procedures set out in Section 12 of the Agreement (as amended by the Schedule thereto), any information reasonably requested by such other party to enable such other party to comply with any request for information from any tax or other regulatory authority relating to the Transactions.

(c)	In addition to the obligations under Section 4(e) of the Agreement and unless otherwise agreed between the parties, Party B hereby undertakes promptly to pay and account for any Stamp Tax, transfer, financial transaction or similar tax or duty levied or imposed upon it in connection with the Transaction Documents and the Transactions effected pursuant to or contemplated by this Confirmation, and will indemnify Party A against any Stamp Tax, transfer, financial transaction or similar tax or duty levied or imposed upon Party A or the Hedging Party in connection with the Transaction Documents and the Transactions effected pursuant to or contemplated by this Confirmation (other than (i) any Stamp Tax, transfer, financial transaction or similar tax or duty that would not be chargeable but for Party A's failure to comply with its obligations under the Transaction Documents or as otherwise payable by Party B to Party A or the Hedging Party and (ii) Stamp Tax, transfer, financial transaction or similar tax or duty payable upon a voluntary registration of any Transaction Document made by Party A, where such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of Party A under the Transaction Documents)).

Determination of termination amounts:

In determining a "Close-out Amount", a "Cancellation Amount" or any amount payable pursuant to Section 12.7 (Payment upon Certain Extraordinary Events) of the Equity Definitions (each a "Relevant Amount"), in each case in respect of any Transaction, the Determining Party, the Calculation Agent or the Non-defaulting Party (as the case may be, the "Relevant Party") may, without limitation, rely on the prices at which the Hedging Party, acting in good faith and in a commercially reasonable manner, unwinds its Hedge Positions and/or expects to be able to unwind its Hedge Position (which may but shall not be required to take into account any quotations obtained by the Hedging Party to unwind or enter into transactions to unwind its Hedge Positions), in each case in respect of such Transaction as a factor in the calculation of such Relevant Amount.

The parties acknowledge and agree that (x) it is reasonable for (i) any statement to be provided by Party A for the purpose of Section 6(d) of the Agreement to be prepared, (ii) any Cancellation Amount to be determined, or (iii) any amount payable if "Cancellation and Payment" applies to be determined, in each case only after the Hedging Party has realised its Hedge Positions in respect of the relevant Transactions, (y) the timing and manner of realisation of any Hedge Positions is determined by the Hedging Party in its discretion and for this purpose the Hedging Party may take into account, inter alia, applicable laws, regulations and its internal policies and (z) any determination of Loss, or a Cancellation Amount or any amount payable if "Cancellation and Payment" applies may (in Party A's discretion) take into account any loss or cost incurred as a result of the Hedging Party terminating, liquidating or otherwise realising its Hedge Positions (or any gain resulting from any of them). Party A and Party B agree that any statement required to be sent pursuant to Section 6(d) may be delayed until the Hedging Party has unwound its Hedge Positions in accordance with this provision.

Confidentiality.

Neither party shall without the other party's consent, except as permitted below, use, distribute, or disclose to any third party any information that is disclosed to it by the other party or its representatives concerning the Transactions, including (a) knowledge about the contemplation of, and preparation for, the Transactions, and (b) the contents of this Confirmation (but excluding information that can be obtained from publicly available sources) ("Confidential Information").

Each party may:

(a)	use Confidential Information solely to the extent necessary in connection with the Transaction;

(b)	disclose Confidential Information solely to its advisors, its employees, its Affiliates or the employees of its Affiliates (the "Representatives"), to the extent necessary for the purposes of the paragraph above; provided, however, that such Representatives are required to use or disclose the Confidential Information solely in connection with the Transactions. For the avoidance of doubt, Party A and its Representatives may use all Confidential Information for the purposes of managing the Transactions, including without limitation to the extent required for legal, regulatory, reporting or internal compliance purposes; and

(c)	disclose Confidential Information to the extent it is required to do so by law, regulation, regulatory process, governmental agency or court order provided that to the extent practical and permitted by applicable law and regulation a member of the deal team who is aware of the Transaction has consulted with the other party as to the scope and process for such disclosure.

Party B may disclose Confidential Information to a Third Party Dealer solely for the purposes of and in accordance with the terms of the "Calculation Agent" provision provided that the Third Party Dealer has agreed for the benefit of Party B, Party A and Calculation Agent: (i) to keep any such Confidential Information confidential, (ii) not to use any such Confidential Information for any other purpose, and (iii) not to distribute or disclose any such Confidential Information to any third party.

The obligations in this "Confidentiality" provision are continuing and shall survive and remain binding on each party following the termination of the Transactions and the Agreement.

Credit Support Documents:

Each of the following shall be a Credit Support Document in respect of Party B for the purposes of the Agreement:

(a)	the Security Agreement;

(b)	the Custody Agreement; and

(c)	the Notice of Assignment and Charge.

Additional Termination Event:

It will be an Additional Termination Event if an Early Termination Date is designated in respect of a Termination Event under the Forward Transaction or the Forward Transaction is cancelled in whole or in part.

For these purposes (i) a number of Transactions equal to the number of Transaction Pairs which are Affected Transactions or which are cancelled under the Forward Transaction shall be Affected Transaction hereunder, (ii) each Affected Party in respect of the relevant Termination Event under the Forward Transaction shall be an Affected Party hereunder and (iii) the party having the right to terminate in respect of such Termination Event shall be the party having the right to terminate hereunder.

For the avoidance of doubt this provision shall not apply to any termination to which the "Consequences of Regulatory Approval Refusal Event" provisions apply.

Termination consultation:

If there is a termination or cancellation of the Transactions other than in respect of an Event of Default in respect of which Party B is the Defaulting Party, Party A will, to the extent practicable in the circumstances and provided that it determines, acting in good faith and a commercially reasonable manner, that any delay resulting from such consultation process will not be adverse to it or Party B agrees to such additional credit protection provisions as Party A may require, consult in good faith with Party B for up to 2 days as to the manner on which such termination or cancellation should be made or whether the Transactions and the transactions set out in the other Transaction Documents can be restructured or novated in a manner that is acceptable to the parties thereto. If during any such consultation period Party B specifies a preferred manner for effecting the applicable termination or cancellation and Party A determines that such preferred manner is not adverse to Party A, or (to the extent Party A determines it to be practicable in the circumstances) Party B agrees to such additional credit protections as Party A may require in order to neutralise any adverse effect, Party A will use its commercially reasonable endeavours to implement the applicable termination or cancellation in Party B's preferred manner to the extent reasonably practicable in the circumstances taking into account the event(s) giving rise to such termination or cancellation and prevailing market conditions at the applicable times which the parties acknowledge may change during the course of the termination or cancellation. If Party B fails to satisfy the additional credit protections required by Party A within 3 days of the end of the applicable consultation period, Party A will be under no obligation to use its commercially reasonable endeavours to implement Party B's preferred manner of effecting the applicable termination or cancellation.

Without prejudice to Section 6(d) of the Agreement and the "Determination of termination amounts" provision above, upon written request, Party A shall provide promptly (and no later than 2 Scheduled Trading Days' notice of such request) reasonable information to Party B with respect to the inputs and calculations it has used in calculating or determining any Close-out Amount or Cancellation Amount (including any quotations, market data or information from internal or external sources used in making such determination or calculation) however Party A shall not be required to provide information which comprises proprietary or material non-public information or which would breach a duty of confidentiality to a third party and shall not be required to give specific information as to its counterparties or transactions entered into in order to unwind its Hedge Positions and any such information shall be provided on an aggregated and anonymised basis.

Unwind Request:

Provided that:

(a)	no Event of Default or Potential Event of Default has occurred in respect of which Party B is the Defaulting Party; and

(b)	no Potential Adjustment Event, Announcement or Extraordinary Event has occurred in respect of which (a) the Calculation Agent, Hedging Party or Determining Party (as applicable) has determined an adjustment shall be made pursuant to the Equity Definitions (as amended by this Confirmation) or the "Announcements in relation to Potential Adjustment Events and potential Extraordinary Events" provision of this Confirmation (as applicable) and (b) such adjustment has not been made;

Party B may request to terminate early all or part of the transactions under the Transaction Documents (including the Transactions) (such request, an "Unwind Request"). Following its receipt of a valid Unwind Request and to the extent practicable in the circumstances, Party A will consult in good faith with Party B as to how and on what terms an early termination can be effected, including any additional credit support requirements Party A determines, acting in good faith and a commercially reasonable manner, it requires Party B to satisfy prior to Party A agreeing to the termination of the relevant transactions in order to neutralise any additional credit risk which Party A would otherwise be exposed to as a consequence of the proposed termination process. If such terms are agreed between the parties and any conditions satisfied, then the unwind will occur.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us: Attention: Legal Department.

Yours sincerely,	Accepted and agreed to:
For and on behalf of MORGAN STANLEY BANK, N.A.	For and on behalf of GREEN BRIDGE INVESTMENT COMPANY SCS Acting through GREEN BRIDGE MANAGEMENT SARL itself represented by:

By: ___________________________	By: ___________________________
Name: ***	Name:
Title: Managing Director	Title:

Neptune — Collar Confirmation

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us: Attention: Legal Department.

Yours sincerely,	Accepted and agreed to:
For and on behalf of MORGAN STANLEY BANK, N.A.	For and on behalf of GREEN BRIDGE INVESTMENT COMPANY SCS Acting through GREEN BRIDGE MANAGEMENT SARL itself represented by:

By: ___________________________	By:
Name:	Name: ***
Title:	Title: Manager

Neptune — Collar Confirmation

SCHEDULE 1

Form of Initial Pricing Supplement

Initial Pricing Supplement dated                         2023

To: Green Bridge Investment Company SCS ("Party B")

From: Morgan Stanley Bank, N.A. ("Party A")

This is the Initial Pricing Supplement to the confirmation of an equity collar transaction dated                         2023 between Party A and Party B (the "Collar Confirmation") which supplements and forms part of the Collar Confirmation relating to such Transactions. No Transactions will be created by the delivery or confirmation of this Initial Pricing Supplement.

This Initial Pricing Supplement sets out (i) terms applicable to the Collar Confirmation at Part 1 below, and (ii) terms applicable to the series of options transactions evidenced by a confirmation relating to such transactions dated                         2023 between Party A and Party B (the "Forward Confirmation") at Part 2 below, and supplements and forms part of the Forward Confirmation.

Part 1

Terms relating to Collar Transaction

Terms defined in the Collar Confirmation shall bear the same meaning in this Part 1 (Terms relating to Collar Transaction) of this Initial Pricing Supplement. In the event of any inconsistency between the provisions of the Agreement the following order of priority will apply for the purposes of the Transactions: (i) the Transaction Supplement, (ii) the Collar Confirmation, (iii) the Equity Definitions, (iv) the Master Agreement and (b) the ISDA Form.

Terms applicable to individual Option Transactions
Bucket	Transaction Group	Transaction Pair	Number of Put / Call Options in Put / Call Option Transaction[1]	Scheduled Expiration Date	Put Strike Price Percentage	Call Strike Percentage
1		1
		2
		3
2		4
		5
		6
3		7
		8
		9
4		10
		11
		12
…	…	…

Part 2

Terms relating to Forward Transaction

Terms defined in the Forward Confirmation shall bear the same meaning in this Part 2 (Terms relating to Forward Transaction) of this Initial Pricing Supplement. In the event of any inconsistency between the provisions of the Agreement the following order of priority will apply for the purposes of the Transactions: (i) the Transaction Supplement, (ii) the Forward Confirmation, (iii) the Equity Definitions, (iv) the Master Agreement and (b) the ISDA Form.

Terms applicable to individual Option Transactions
Transaction Pair	Number of Put / Call Options in Put / Call Option Transaction[1]	Scheduled Expiration Date
1
2
3
4
5

[1]	There will be an equal number of Put Options and Call Options for the Put Option Transaction and the Call Option Transaction comprising each Transaction Pair.

6
7
8
9
10
11
12
…

Yours faithfully,

MORGAN STANLEY BANK, N.A.

__________________________

Name:

Title:

Confirmed as of the date first written above:

GREEN BRIDGE INVESTMENT COMPANY SCS

acting through GREEN BRIDGE MANAGEMENT SARL

itself represented by:

__________________________

Name:

Title:

SCHEDULE 2

Form of Final Pricing Supplement

Final Pricing Supplement dated                         2023

To: Green Bridge Investment Company SCS ("Party B")

From: Morgan Stanley Bank, N.A. ("Party A")

This is the Final Pricing Supplement to the confirmation of an equity collar transaction dated                         2023 between Party A and Party B (the "Collar Confirmation") which supplements and forms part of the Collar Confirmation.

This Final Pricing Supplement sets out (i) terms applicable to the Collar Confirmation at Part 1 below, and (ii) terms applicable to the series of options transactions evidenced by a confirmation relating to such transactions dated                         2023 between Party A and Party B (the "Forward Confirmation") at Part 2 below, and supplements and forms part of the Forward Confirmation.

Part 1

Terms relating to Collar Transaction

Terms defined in the Collar Confirmation shall bear the same meaning in Part 1 (Terms relating to Collar Transaction) of this Final Pricing Supplement. In the event of any inconsistency between the provisions of the Agreement the following order of priority will apply for the purposes of the Transactions: (i) the Transaction Supplement, (ii) the Collar Confirmation, (iii) the Equity Definitions, (iv) the Master Agreement and (b) the ISDA Form.

Terms applicable to all Option Transactions
Trade Date:	[●]
Initial Price:	EUR [●]
Deferred Fee Amount:	EUR [●]

Part 2

Terms relating to Forward Transaction

Terms defined in the Forward Confirmation shall bear the same meaning in this Part 2 (Terms relating to Forward Transaction) of this Final Pricing Supplement. In the event of any inconsistency between the provisions of the Agreement the following order of priority will apply for the purposes of the Transactions: (i) the Transaction Supplement, (ii) the Forward Confirmation, (iii) the Equity Definitions, (iv) the Master Agreement and (b) the ISDA Form.

Terms applicable to all Option Transactions
Trade Date:	[●]
Initial Price:	[●]
Independent Amount:	[●]

Yours faithfully,

Morgan Stanley Bank, N.A.

__________________________

Name:

Title:

Confirmed as of the date first written above:

GREEN BRIDGE INVESTMENT COMPANY SCS

acting through GREEN BRIDGE MANAGEMENT SARL

itself represented by:

__________________________

Name:

Title:

SCHEDULE 3

Schedule to the 2002 ISDA Master Agreement

Part 1
Termination Provisions

(a)	"Specified Entity" means in relation to Party A for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

"Specified Entity" means in relation to Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

(b)	"Specified Transaction" will have the meaning specified in Section 14.

(c)	The "Cross-Default" provisions of Section 5(a)(vi): will not apply to Party A and will not apply to Party B.

(d)	The "Credit Event Upon Merger" provisions of Section 5(b)(v): will not apply to Party A and will not apply to Party B.

(e)	The "Automatic Early Termination" provision of Section 6(a): will not apply to Party A and will not apply to Party B.

(f)	"Termination Currency" means Euro.

Part 2
Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Sections 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below, if any:

(i)	The following representations will apply to Party A:

(A)	It is a national banking association duly organised under the laws of the United States of America and is an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(B)	It is a US Person (as that term is defined in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations).

(ii)	The following representations will apply to Party B:

(A)	It is a société en commandite simple that is a limited partnership duly organised under the laws of the Luxembourg.

(B)	Each partner of Party B and Party B is (i) "a non-U.S. branch of a foreign person" as that term is used in Section 1.1441-4(a)(3)(ii) of United States Treasury Regulations and (ii) a "foreign person" as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations. Each payment received or to be received by Party B under the Agreement will not be effectively connected with a US trade or business.

(C)	Each partner of Party B and Party B is (i) not a bank that has entered into the Agreement in the ordinary course of its trade or business of making loans, (ii) not a 10% shareholder of Party A within the meaning of Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended and (iii) not a controlled foreign corporation of Party A within the meaning of Section 881(c)(3)(C).

Part 3
Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents:-

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Document	Date by which to be delivered
Party A	A correct and complete U.S. Internal Revenue Service Form W9 (United States Internal Revenue Service Form W-9 (or any successor thereto) or its relevant form) or any successor thereto.	(i) Promptly following the parties entering into (or being deemed to enter into) the Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such tax form previously provided by Party A has become obsolete or incorrect.
Party B	An executed United States Internal Revenue Service Form W-8IMY (or any successor thereto) and any required supporting documentation.	(i) Promptly following the parties entering into (or being deemed to enter into) the Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such tax form previously provided by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Each Condition Precedent document specified in paragraphs 1 (The Counterparty) and 2 (Transaction Documents) of Schedule 4 (Conditions Precedent) below.	On the date that the parties enter into (or are deemed to enter into) the Agreement.	Yes
Party B	A legal opinion in respect of the capacity and authority of Party B or of the General Partner on its behalf (as applicable) to enter into and perform its obligations under each of the Transaction Documents from Linklaters LLP, legal advisers to Party B in relation to the laws of Luxembourg.	On the date that the parties enter into (or are deemed to enter into) the Agreement.	No

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Unaudited unconsolidated management accounts of Party B's fiscal year.	As soon as available and in any event within 120 days after the end of each fiscal year of Party B unless filed and publicly available.	Yes
Party B	Unaudited unconsolidated management accounts of Party B's fiscal half year, if prepared by Party B.	As soon as available and in any event within 120 days after the end of each half of each fiscal year of Party B.	Yes

Part 4
Miscellaneous

(a)	Address for Notices. Notwithstanding Section 12(a) of the Agreement, any communication to be made under or in connection with the Agreement shall be in writing and, unless otherwise stated, may be made by fax, letter or e-mail. For the purpose of the Agreement, an e-mail communication will be treated as being in writing.

The contact details of each party for any communication, notice or document to be made or delivered under or in connection with the Agreement is as identified with its name below. Notwithstanding Section 12(b) of the Agreement, any party may change its contact details by not less than five Common Business Days' notice to the other party.

The contact details of Counterparty are:

Address: ***

Email: ***

Address for notices or communications to Party A: ***

Attention: ***

Notwithstanding Section 12(a) of the Agreement, any communication, notice or document made or delivered by one person to another under or in connection with the Agreement will only be effective:

(i)	if by way of letter, when it has been left at the relevant address, or three Common Business Days after being deposited in the post postage prepaid in a correctly addressed envelope;

(ii)	if by e-mail, when sent (or made available) in readable form to the email addresses set out above.

For the avoidance of doubt, the time at which an email or any other electronic communication is sent shall be determined by the place where such email, or other electronic communication is sent by the sender.

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Morgan Stanley Services (UK) Limited.

Party B appoints as its Process Agent:                     Law Debenture Corporate Services Limited

8th Floor, 100 Bishopsgate, London,
EC2N 4AG

***

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation.

(f)	Credit Support Document.

Credit Support Document means in relation to Party A: Not applicable.

Credit Support Document means in relation to Party B: Not applicable.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: Not applicable.

Credit Support Provider means in relation to Party B: Not applicable.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

(i)	Netting of Payments. "Multiple Transaction Payment Netting" will apply for the purpose of Section 2(c) of this Agreement to all Transactions, starting as of the date of this Agreement.

(j)	"Affiliate" will have the meaning specified in Section 14 of this Agreement, provided that in relation to Party A "Affiliate" excludes Morgan Stanley Derivative Products Inc.

(k)	Absence of Litigation. For the purpose of Section 3(c):

"Specified Entity" means in relation to Party A, none;

"Specified Entity" means in relation to Party B, none.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation, which will be made by the party indicated below at the times specified below:

(i)	Mutual Representations. Each party makes the following representations to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into):

(i)	Relationship Between Parties. Absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction:

1.	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, and the other party is not acting with respect to any communication (written or oral) as a "municipal advisor," as such term is defined in Section 975 of the U.S. Dodd-Frank Wall Street Reform & Consumer Protection Act; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice, advice provided by a municipal advisor or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction;

2.	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction; and

3.	Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(ii)	Recording of Conversations. Each party acknowledges and agrees to the recording of conversations between trading and marketing personnel of the parties, whether by one or the other or both of the parties or their agents.

(iii)	Non-ERISA Representation. Party B represents (which representations will be deemed to be repeated by it at all times until termination of this Agreement) that Party B is not (i) an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title I of ERISA (an "ERISA Plan") or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code (together with ERISA Plans, "Plans"), (ii) a person any of the assets of whom constitute assets of a Plan, or (iii) in connection with any Transaction under this Agreement, a person acting on behalf of a Plan, or using the assets of a Plan. Party B will provide notice to Party A in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(iv)	Party A represents to Party B (which representations will be deemed to be repeated by Party A at all times until termination of this Agreement) that this Agreement and all Transactions have been (or in the case of future Transactions, will be) duly authorised and are (or in the case of future Transactions, will be) reflected in the records of Party A. Party A covenants and undertakes to maintain such authorisations, this Agreement and all Confirmations as continuous, official records of such party. Party A further represents to Party B that the person signing this Agreement on its behalf is a duly authorised signatory of Party A.

(v)	Party A represents and warrants that at all times it shall comply with any applicable regulation or policy of a federal or state banking regulator (or other agency having authority to regulate its investment and financial management activities) with respect to Party A's authority to enter into this Agreement and the Transactions subject hereto and its policies, authorisations, record-keeping and monitoring of this Agreement and such Transactions.

Part 5
Other Provisions

(a)	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word "respect" and before the period: "or, in the case of financial statements or management accounts, a fair presentation of the financial condition of the relevant party".

(b)	2002 Master Agreement Protocol. Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by ISDA on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(c)	Transfers. Notwithstanding Section 7, Party A may transfer this Agreement and all of its interests or obligations in or under this Agreement to any of its Affiliates if:

(i)	Related Agreement: It transfers the Transaction Documents to which it is a party and all of its interests and obligations in or under those Transaction Documents to the same Affiliate on the same date as the date of such transfer;

(ii)	Credit Worthiness: as at the time of such transfer the transferee (or its Credit Support Provider) has substantially the same credit worthiness as Party A and, if rated, has at least the same (or equivalent) credit rating as Party A;

(iii)	No Gross-up: Party B will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) greater than the amount Party B would have been required to pay to Party A in the absence of such transfer;

(iv)	No Withholding: The transferee will not be required to withhold or deduct on account of a Tax under Section 2(d)(i) an amount in excess of that which Party A would have been required to so withhold or deduct on the next succeeding Scheduled Payment Date in the absence of such transfer unless the transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) corresponding to such excess;

(v)	No Event of Default, etc.: No Potential Event of Default, Event of Default or Termination Event exists with respect to Party A immediately prior to, or will occur as a result of, such transfer;

(vi)	Not Unlawful, etc.: As a result of such transfer, it will not become unlawful for either party to perform any obligation under this Agreement, nor will it render either party not in compliance with any relevant rule or regulation by which it is bound in performing any obligation under this Agreement; and

(vii)	Recourse to Credit Support Provider. If the transferee does not satisfy the condition at (ii) above, Party A procures that on and from the time of such transfer any Credit Support Provider of the transferee agrees to be liable to Party B for the performance of the transferee's obligations under the Agreement including any Transaction thereunder.

Party A shall, within 10 Exchange Business Days of demand, pay to Party B an amount equal to the documented legal fees reasonably incurred by Party B in connection with any such transfer.

(d)	Third-Party Rights. The parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

(e)	Consent to Disclosure.

(i)	(A) Party B consents to the disclosure to Party A's Affiliates, as Party A may deem appropriate, of records and information disclosed to or otherwise provided to Party A by Party B for the purpose of processing and executing Party B's instructions, or in pursuance of Party A's or Party B's commercial interest, and (B) for the avoidance of doubt, such consent gives Party A the right to allow any intended recipient of such Party B information access, by any means, to such Party B information provided that (X) any person to whom such records or information is to be disclosed pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such records or information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of records or information or is otherwise bound by requirements of confidentiality in relation to such records or information and (Y) Party A procures the compliance with all applicable confidentiality provisions in any Confirmation by any person to whom such records or information is to be disclosed pursuant to this paragraph (i).

(ii)	Each party hereby consents to the disclosure of information:

1.	to the extent required or permitted under, or made in accordance with, the provisions of any applicable law, rule or regulation, including (1) the Market Abuse Regulation and any reporting or disclosure obligations or requirements in connection with dealings or interests in the Shares, and (2) EMIR and the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd Frank") and any applicable supporting law, rule or regulation ("Reporting Regulation"), which mandate reporting and/or retention of transaction and similar information or to the extent required or permitted under, or made in accordance with, any order or directive in relation to (and including) such Reporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other party is required or accustomed to act ("Reporting Requirements"); and

2.	to and between the other party's head office, branches or Affiliates, or any persons or entities who provide services to such other party or its head office, branches or Affiliates, in each case, in connection with such Reporting Requirements. Each party acknowledges that pursuant to the relevant Reporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

(iii)	Each party acknowledges that:

1.	disclosures made pursuant to this Part 5(e) may include, without limitation, the disclosure of trade information including a party's identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered or recognised in accordance with the relevant Reporting Regulation, including Article 55 of EMIR, Article 77 of EMIR or with CFTC Rule published on September 1, 2011 with respect to Swap Data Repositories (76 FR 54538) or one or more systems or services operated by any such trade repository ("TR") and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the European Union) under the Reporting Regulation;

2.	such disclosures could result in certain anonymous transaction and pricing data becoming available to the public;

3.	for purposes of complying with regulatory reporting obligations, a party may use a third party service provider to transfer trade information into a TR and any such TR may engage the services of a global trade repository regulated by one or more governmental regulators; and

4.	disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty's home jurisdiction.

(iv)	For the avoidance of doubt, (A) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each party for purposes of such law; (B) any agreement between the parties to maintain confidentiality of information contained herein or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (C) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each party to the other party.

(f)	Withholding Tax imposed payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. "Tax" as used in Part 2(a) of this Schedule (Payer Tax Representation) and "Indemnifiable Tax" as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(g)	Eligible Contract Participant. Party B represents to Party A on the Trade Date that it is a corporation, partnership, proprietorship, organisation, trust, or other entity, acting for its own account, and (i) it has total assets exceeding US$10,000,000; or (ii) it has a net worth exceeding US$1,000,000 and enters into this Agreement and the Transaction hereunder in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred in the course of its business.

(h)	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.

Subject to the below, the parties agree that the terms of the ISDA 2020 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association, Inc. ("ISDA") on 19 July 2013 (the "PDD Protocol") are incorporated into and form part of the Agreement and amendments set out in the attachment (the "PDD Attachment") to the PDD Protocol are made to the Agreement. For the avoidance of doubt, references in the definition of "EMIR" to "Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012" in the PDD Attachment shall be deemed to be references to "Regulation (EU) n° 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories, as amended from time to time (including by Regulation (EU) 2019/834 of 20 May 2019)."

References in the PDD Protocol to:

(i)	the "Adherence Letter" shall be deemed to be references to the Agreement;

(ii)	the "Implementation Date" shall be deemed to be references to the date of this Confirmation; and

(iii)	the "Protocol Covered Agreement" shall be deemed to be to the Agreement.

For the purposes of this paragraph:

(i)	Portfolio reconciliation process status:

Party A confirms that it is a Portfolio Data Sending Entity. Party B confirms that it is a Portfolio Data Receiving Entity.

(ii)	Local Business Days:

Party A specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it: London.

Party B specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it: Luxembourg

(iii)	Use of agent: Not Applicable.

(iv)	Contact details for Portfolio Data, discrepancy notices and Dispute Notices:

Notices to Party A:

Party B shall deliver any Portfolio Data, Notice of a discrepancy or Dispute Notice to Party A at the same address and email used for delivering notices or communications to Party A under Section 12 of the Agreement.

The following items shall be delivered to Party B at the contact details shown below:

Party A shall deliver any Portfolio Data, Notice of a discrepancy or Dispute Notice to Party B at the same address and email used for delivering notices or communications to Party B under Section 12 of the Agreement.

(i)	ISDA 2015 Section 871(m) Protocol.

Party A is an adherent to the ISDA 2015 Section 871 (m) Protocol published by ISDA on November 2, 2015, as may be amended or modified from time to time (the "Section 871(m) Protocol"). In the event that Party B is not an adherent to the Section 871(m) Protocol, Party A and Party B hereby agree that the Agreement shall be treated as a Covered Master Agreement (as that term is defined in the Section 871(m) Protocol) and certain amendments shall be deemed to be made to the Agreement in accordance with the Attachment to the Section 871(m) Protocol.

(j)	U.S. Resolution Stay Terms

The parties agree to the terms of Section 1 and Section 2 and the related defined terms (together, the "Bilateral Terms") of the form of bilateral template entitled "Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)" or the "Agency Version of Omnibus Agreement (for use with U.S. G-SIBs)", as applicable, published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol (the "Protocol") page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a "Covered Agreement," Party A shall be deemed a "Covered Entity" and Party B shall be deemed a "Counterparty Entity" or "Client Entity," as applicable. In the event that, after the date of this Confirmation, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Confirmation and the Bilateral Terms, the Bilateral Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to "this Confirmation" include any related credit enhancements entered into between the parties, directly or indirectly through an agent, or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, as applicable, with all references to Party A replaced by references to the covered affiliate support provider.

"QFC Stay Rules" means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(k)	Securities Contract.

The parties hereto understand that Party A is a financial institution within the meaning of Section 101(22) of Title 11 of the United States Code (the "Bankruptcy Code") and intend that (i) the Agreement and this Confirmation be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (ii) each and every transfer of funds, securities and other property under the Agreement and this Confirmation be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iii) the Security Agreement be a security agreement or arrangement or other credit enhancement that forms a part of and is related to such securities contract within the meaning of Section 362(b)(6) of the Bankruptcy Code, (iv) the rights given to Party A under the Confirmation and under the Agreement and the Security Agreement upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contractual right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (v) Party A be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(l)	Designation by Party A.

Notwithstanding any other provision in the Agreement to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Party B, Party A may designate Morgan Stanley & Co. International PLC ("MSIP") (or any other Affiliate agreed between Party A and Party B from time to time) to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Party A's obligations in respect of the Agreement and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

If any such designation is made by Party A to MSIP:

(i)	Party A shall be deemed to have made (x) the "Payer Tax Representation" provided that such representation will be made by Party A in respect of the status of MSIP in respect of any payments made as designee hereunder ;and (y) the "Payee Tax Representations" applicable to MSIP and set out in Part 2 of the "Schedule" (each under and as defined in the "Agreement" (as defined in the SPA Confirmation (Contingent) (the "MSIP ISDA Schedule")) on the date of entry into of each Transaction to which such designation applies, as if such representations were Payee Tax Representations under this Agreement, provided that such representations will be made by Party A in respect of the status of MSIP; and

(ii)	the following form shall be deemed to be included as a document required from Party A under Section 3(a) and required to be delivered prior to any designation to MSIP for the purposes of this paragraph (l):

"a correct and complete U.S. Internal Revenue Service Form W-8BEN-E or Form W-8IMY (as applicable, or its relevant form) or any successor thereto in respect of MSIP".

Party B shall not be required to pay any additional amounts to Party A in respect of an Indemnifiable Tax under Section 2(d)(i)(4) to the extent that it would not be required to be paid but for the failure of such representations given by Party A in respect of MSIP to be accurate and true (unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law).

(m)	Party A Affiliates.

Party B acknowledges and agrees that it may not use any amounts received in connection with the Transaction to purchase any securities (a) issued by an affiliate (as defined under Regulation W of the Board of Governors of the Federal Reserve System (12 CFR Part 223) ("Regulation W")) of Party A (a "Regulation W Affiliate"), (b) in respect of which, and during any period that, any Regulation W Affiliate has acted as an underwriter, (c) sold by any Regulation W Affiliate acting as a principal, or (d) that would otherwise result in Party A engaging in a "covered transaction" under Regulation W or being in violation of Regulation W. If Party B makes a purchase in violation of the preceding sentence, Party A or Party A Wealth Management may cancel or rescind such purchase at the sole cost of Party B, without any prior notice to Party B. Party B further acknowledges and agrees that it may not use any amounts received in connection with the Transaction for the benefit of, or to transfer such amounts to, a Regulation W Affiliate, without the prior written consent of Party A.

SCHEDULE 4

Conditions Precedent

The provision by Party B of each of the following in form and substance satisfactory to Party A shall constitute a "Condition Precedent":

1.	The Counterparty

(a)	A copy of the constitutional documents of Party B and the General Partner.

(b)	An electronic copy of an excerpt issued by the Register of Trade and Companies of Luxembourg (Registre du Commerce et des Sociétés) in respect of Party B and the General Partner dated on the date of this Confirmation.

(c)	An electronic copy of a non-registration certificate (certificat de non inscription de décision judiciaire ou de dissolution administrative sans liquidation) issued by the Register of Trade and Companies of Luxembourg (Registre du Commerce et des Sociétés) in respect of Party B and the General Partner dated on the date of this Confirmation.

(d)	To the extent required by law or constitutional documents, a copy of a resolution of the General Partner acting, where applicable, on its own behalf and in its capacity as general partner of Party B : (i) approving the terms of, and the transactions contemplated by, the Transaction Documents and resolving that it, on behalf of Party B and, where applicable, on its own behalf, execute, deliver and perform its and/or Party B's (as applicable) obligations under the Transaction Documents; (ii) authorising a specified person or persons, on behalf of Party B and, where applicable on its own behalf, to execute the Transaction Documents; and (iii) authorising a specified person or persons on behalf of Party B and, where applicable, on its own behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it or Party B (as applicable) under or in connection with the Transaction Documents.

(e)	A specimen of the signature of each person authorised on behalf of Party B and the General Partner on its behalf to enter into or witness the entry into of the Transaction Documents or to sign and/or dispatch any document or notice under or in connection with any Transaction Document.

(f)	A certificate of an authorised signatory of the General Partner acting, where applicable, on its own behalf and in its capacity as general partner of Party B confirming that: (i) both it and Party B are solvent and the entry by it on behalf of Party B and, where applicable, on its own behalf into the Transaction Documents will not render it nor Party B insolvent as a matter of the laws of Luxembourg; and (ii) each copy document specified in this Section 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Confirmation.

2.	Transaction Documents

Executed copies of each of the following Transaction Documents:

(a)	this Confirmation;

(b)	the SPA Confirmation;

(c)	the SPA Confirmation (Contingent);

(d)	the Forward Confirmation;

(e)	the Custody Agreement;

(f)	the Security Agreement;

(g)	the Notice of Assignment and Charge; and

(h)	the Settlement Agreement.

3.	Legal Opinions

(a)	A legal opinion in respect of the capacity and authority of Party B or of the General Partner on its behalf (as applicable) to enter into and perform its obligations under each of the Transaction Documents from Linklaters LLP, legal advisers to Party B in relation to the laws of Luxembourg.

(b)	A legal opinion as to the enforceability of certain Transaction Documents from Allen & Overy LLP, legal advisers to Party A in relation to the laws of England and Wales.

(c)	A legal opinion in relation to certain Transaction Documents from Allen & Overy SCS, legal advisers to Party A in relation to the laws of Luxembourg.

4.	Other

(a)	A copy of the Process Agent appointment and acceptance letters.

(b)	Satisfaction by Party A of all "know your customer" requirements.

(c)	Party A is satisfied that all its credit, legal, product and other internal approvals in connection with the Transaction have been obtained.

(d)	Confirmation from Party A to Party B on the Trade Date that the Hedging Party has sourced sufficient Hedge Positions to proceed with the Transactions (including sufficient stock borrow or synthetic stock borrow required for the purposes of the SPA Confirmation).

(e)	A copy of an Optional Early Termination Notice from Party B to MSIP under the TRS Confirmation.